NSAR ITEM 77O
October 1, 2003 - March 31, 2004
Van Kampen Growth Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1          Carter Holdings   Goldman      2,800     0.045%       10/23/03
               Inc.              Sachs

Underwriters for #1:
Goldman Sachs & Co.
Banc of America Securities LLC
Credit Suisse First Boston Corp.
Morgan Stanley